                                                                    EXHIBIT 12.1

                       K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


                                    SIX MONTHS
                                      ENDED                   YEARS ENDED DECEMBER 31
                                     JUNE 30,    -------------------------------------------------
                                       1997        1996       1995      1994      1993      1992
                                    ----------   --------   --------   -------   -------   -------
                                                              (DOLLARS IN THOUSANDS)
Earnings:
  Income From Continuing
     Operations per Statements of
     Income.......................   $31,230     $ 63,819   $ 52,522   $15,321   $30,869   $36,342
  Add:
     Interest and Debt Expense....    23,923       37,760     34,316    32,009    31,478    27,608
     Income Taxes.................    16,669       35,897     29,050     9,500    18,599    20,068
     Portion of Rents
       Representative of the
       Interest Factor............     9,190        7,417      5,082     3,492     2,863     1,901
                                     -------     --------   --------   -------   -------   -------
  Income as Adjusted..............   $81,012     $144,893   $120,970   $60,322   $83,809   $85,919
                                     =======     ========   ========   =======   =======   =======
Fixed Charges:
  Interest and Debt Expense per
     Statements of Income
     (Includes Amortization of
     Debt Discount, Premium and
     Expense).....................   $20,174     $ 35,933   $ 34,211   $31,815   $30,909   $27,090
  Add:
     Interest Capitalized.........     3,749        1,827        105       338       965       842
     Portion of Rents
       Representative of the
       Interest Factor............     9,190        7,417      5,082     3,492     2,863     1,901
     Preferred Stock Dividends of
       Subsidiary.................        --           --         --        --        69     3,084
                                     -------     --------   --------   -------   -------   -------
Fixed Charges.....................   $33,113     $ 45,177   $ 39,398   $35,645   $34,806   $32,917
                                     =======     ========   ========   =======   =======   =======
Ratio of Earnings to Fixed
  Charges.........................      2.45         3.21       3.07      1.69      2.41      2.61
                                     =======     ========   ========   =======   =======   =======